Exhibit 99.1

FOR IMMEDIATE RELEASE

CEMPRA ANNOUNCES EUROPEAN MEDICINES AGENCY VALIDATES MAA FOR SOLITHROMYCIN FOR TREATMENT OF CABP

—Formal review of solithromycin by EMA now underway—

CHAPEL HILL, N.C. – August 23, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that the European Medicines Agency (EMA) has validated the company’s marketing authorization application (MAA) seeking approval of oral capsule and intravenous formulations of solithromycin for the treatment of community-acquired bacterial pneumonia (CABP, also referred to as community-acquired pneumonia (CAP) in the EU).

The EMA’s validation of the MAA confirms that the submission is complete and formally starts the review process. The EMA’s Committee for Medicinal Products for Human Use (CHMP) will now begin their assessment of solithromycin through the centralized review procedure. If the CHMP review results in a positive opinion, the next step would be for the European Commission to grant marketing clearance for solithromycin, which would apply to all EU member states.

“With increasing failure rates of primary antibiotic therapy and increasing hospitalization rates due to CABP in the EU, there is an urgent need for new safe and effective oral and intravenous antibiotic therapies,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra.

“The validation of Cempra’s MAA brings solithromycin another step closer to meeting this need in the EU and we look forward to continuing to work closely with the EMA through the review process,” Fernandes added.

If approved, solithromycin would be the first new oral and IV antibiotic available in the EU in more than 15 years. According to the European Respiratory Society (ERS), more than 3,000,000 cases of community-acquired pneumonia are diagnosed each year in the EU, resulting in approximately 1,000,000 hospitalizations annually. The ERS notes that antibiotic resistance is one of the major threats undermining the treatment of respiratory infections.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide, the first fluoroketolide, which has potent activity against most macrolide-resistant strains. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against community-acquired methicillin resistant S. aureus (CA-MRSA), streptococci, haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is 8-16 times more potent than azithromycin against many bacteria and is active against azithromycin-resistant strains. Solithromycin’s activity against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to one for current macrolides. The binding to bacterial ribosomes and interaction with three ribosomal sites is expected to limit the development of bacterial resistance to solithromycin.

About Community-Acquired Bacterial Pneumonia

In the United States, CABP, and in the European Union, CAP, are the number one causes of death from an infection, particularly in the very young and in the elderly. CABP is one of the most commonly diagnosed bacterial infections in the U.S. resulting in 5 to 10 million cases per year. Although many strains of the primary CABP pathogen, Streptococcus pneumoniae, are resistant to currently-approved macrolides, this class of antibiotic remains among the most commonly prescribed antibacterial drugs for CABP in both the hospital and community settings. Due to the rising threat of microbial resistance, along with concerns over antibiotic tolerability and impact on intestinal microflora, new CABP treatments are needed. Antibiotic resistance is a complex, emerging problem globally with potentially devastating consequences for public health.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithera™ (solithromycin, CEM-101) has successfully completed two Phase 3 clinical trials for community acquired bacterial pneumonia (CABP) and applications for approval for both intravenous and oral capsule formulations have been accepted for review by the FDA and the EMA. Solithromycin is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates, including solithromycin; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Company Contact:

John Bluth

Cempra, Inc.

+1 984 209 4534

jbluth@cempra.com

Investor Contact:

Robert Uhl

Westwicke Partners, LLC

+1 858 356 5932

robert.uhl@westwicke.com

Media Contact:

Melyssa Weible

Elixir Health PR

+1 201 723 5805

mweible@elixirhealthpr.com

###